EXHIBIT 3.11

ARTICLES OF ORGANIZATION

OF

NEW MILLENNIUM BUILDING SYSTEMS, LLC

ARTICLE I

Name

The name of the company is New Millennium Building Systems, LLC.

ARTICLE II

Registered Office and Agent

The street address of the Company’s registered office in the State of Indiana at the time of filing these Articles of Organization is 444 East Main Street, Fort Wayne, Indiana 46802, and the name of its registered agent at such office is Charles J. Heiny, Esq.

ARTICLE III

Term of Existence

The term of existence of the company is perpetual until dissolved in accordance with the Act of the Company’s Operating Agreement as in effect from time to time hereafter.

ARTICLE IV(3)

Managers

The Company is to be managed by a Manager or Managers, appointed in accordance with such powers, duties and liabilities as provided in the Company’s Operating Agreement as in effect from time to time hereafter.

(3)  Article IV was deleted in its entirety and no provision was inserted in lieu thereof pursuant to Articles of Amendment filed June 19, 2000.